As filed with the Securities and Exchange Commission on July 23, 2009

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under The Securities Act of 1933

SOUTHWEST AIRLINES CO.

(Exact name of registrant as specified in its charter)

Texas	75-1563240
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 36611, Dallas, Texas	75235-1611
(Address of Principal Executive Offices)	(Zip Code)

Southwest Airlines Co.

Amended and Restated 1991 Employee Stock Purchase Plan

(Full title of the plan)

Laura Wright

Senior Vice President Finance & Chief Financial Officer

Southwest Airlines Co.

P.O. Box 36611

Dallas, Texas 75235-1611

214-792-4000

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

Madeleine Johnson

Vice President & General Counsel

Southwest Airlines Co.

P.O. Box 36611

Dallas, Texas 75235-1611

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $1.00 par value per share	5,000,000 shares	$6.98	$34,900,000	$1,948

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional shares of common stock, par value $1.00 per share, of Southwest Airlines Co. that may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended. The offering price and registration fee are based on a price of $6.98 per share, which price is the average of the high and low prices for the common stock, as reported on the New York Stock Exchange on July 21, 2009.

REGISTRATION OF ADDITIONAL SECURITIES

This registration statement covers an additional 5,000,000 shares of common stock, par value $1.00 per share, of Southwest Airlines Co. (the “Company”) for offer and sale pursuant to the Company’s Amended and Restated 1991 Employee Stock Purchase Plan (the “Plan”). The Plan is an amendment and restatement of the Southwest Airlines Co. 1991 Employee Stock Purchase Plan, with respect to which the Company has previously filed registration statements on Form S-8. Accordingly, pursuant to General Instruction E to Form S-8, the contents of earlier registration statements on Form S-8 (Registration Numbers 33-40653 and 333-139362) are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”), are incorporated by reference into this registration statement (excluding any information furnished pursuant to Items 2.02 or 7.01 on any Current Report on Form 8-K):

(i)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

(ii)	the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, and June 30, 2009;

(iii)	the Company’s Current Reports on Form 8-K filed with the Commission on January 6, 2009, January 14, 2009, January 15, 2009, January 22, 2009, April 3, 2009, and May 21, 2009; and

(iv)	the description of the Company’s common stock contained in its registration statement on Form 8-A filed with the Commission on October 6, 1975, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5.	Interests of Named Experts and Counsel.

The validity of the common stock registered hereunder has been passed upon for the Company by Madeleine Johnson, Vice President & General Counsel of the Company. As of July 22, 2009, Ms. Johnson’s equity interest in the Company consisted solely of options (granted under the Company’s 2007 Equity Incentive Plan) to purchase 13,500 shares of common stock, none of which are vested.

Item 6.	Indemnification of Directors and Officers.

Article VIII, Section 1 of the Company’s Bylaws provides as follows:

“Right to Indemnification: Subject to the limitations and conditions as provided in this Article VIII, each person who was or is made a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter called a “proceeding”), or any appeal in such a proceeding or any inquiry or investigation that could lead to such a proceeding, by reason of the fact that he (or a person of whom he is the legal representative) is or was a director or officer of the corporation (or while a director or officer of the corporation is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, Employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, proprietorship, trust, Employee benefit plan, or other enterprise) shall be indemnified by the corporation to the fullest extent permitted by the Texas Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including, without limitation, court costs and attorneys’ fees) actually incurred by such person in connection with such proceeding, appeal, inquiry or investigation, and indemnification under this Article VIII shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder; provided, however, that in no case shall the corporation indemnify any such person (or the legal representative of any such person) otherwise than for his reasonable expenses, in respect of any proceeding (i) in which such person shall have been finally adjudged by a court of competent jurisdiction (after exhaustion of all appeals therefrom) to be liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in such person’s official capacity, or (ii) in which such person shall have been found liable to the corporation; and provided, further, that the corporation shall not indemnify any such person for his reasonable expenses actually incurred in connection with any proceeding in which he shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. The rights granted pursuant to this Article VIII shall be deemed contract rights, and no amendment, modification or repeal of this Article VIII shall have the effect of limiting or denying any such rights with respect to actions taken or proceedings arising prior to any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article VIII could involve indemnification for negligence or under theories of strict liability.

Article Ten of the Company’s Articles of Incorporation (as amended) provides that a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, subject to certain limitations.

Article 2.02-1B. of the Texas Business Corporation Act provides that, subject to certain limitations, “a corporation may indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director only if it is determined in accordance with Section F of this article that the person: (1) conducted himself in good faith; (2) reasonably believed: (a) in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation’s best interests; and (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interests; and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.”

The Company has entered into indemnification agreements with each of its current members of the Board of Directors (each an “Indemnitee”). Each indemnification agreement requires the Company to indemnify each Indemnitee to the fullest extent permitted by the Texas Business Corporation Act and any successor statute thereto (including the Texas Business Organization Code) when such successor statute becomes applicable to the Company. The Company will also make the Indemnitee whole for taxes imposed on the indemnification payments and for costs in any action to establish Indemnitee’s right to indemnification, whether or not wholly successful.

The Company also maintains directors’ and officers’ liability insurance.

Item 8.	Exhibits.

4.1	Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (File No. 33-52155)); Amendment to Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No. 1-7259)); Amendment to Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-7259)); Amendment to Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (File No. 333-82735); Amendment to Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 1-7259)); Articles of Amendment to Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (File No. 1-7259)).

4.2	Amended and Restated Bylaws of the Company, effective January 15, 2009 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated January 15, 2009 (File No. 1-7259)).

4.3	Specimen certificate representing common stock of the Company (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-7259)).

5	Opinion of Madeleine Johnson, Vice President & General Counsel of the Company.

23.1	Consent of Ernst & Young LLP, independent auditors.

23.2	Consent of Madeleine Johnson, Vice President & General Counsel of the Company (included in the opinion filed as Exhibit 5).

24	Power of Attorney (included on signature page to this registration statement).

99	Southwest Airlines Co. Amended and Restated 1991 Employee Stock Purchase Plan.

Item 17.	Undertakings.

A.  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

B.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Gary C. Kelly, Laura Wright, and Ron Ricks, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might and could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on July 23, 2009.

SOUTHWEST AIRLINES CO.

By:	/s/ Laura Wright
Laura Wright Senior Vice President Finance & Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 23, 2009.

Signature	Title

/s/ Gary C. Kelly	Chairman of the Board, President, & Chief Executive Officer
Gary C. Kelly	(Principal Executive Officer)

/s/ Laura Wright	Senior Vice President Finance & Chief Financial Officer
Laura Wright	(Principal Financial & Accounting Officer)

/s/ David W. Biegler	Director
David W. Biegler

/s/ C. Webb Crockett	Director
C. Webb Crockett

/s/ William H. Cunningham	Director
William H. Cunningham

/s/ John G. Denison	Director
John G. Denison

/s/ Travis C. Johnson	Director
Travis C. Johnson

/s/ Nancy B. Loeffler	Director
Nancy B. Loeffler

/s/ John T. Montford	Director
John T. Montford

/s/ Daniel D. Villanueva	Director
Daniel D. Villanueva

Index to Exhibits

4.1	Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (File No. 33-52155)); Amendment to Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 (File No. 1-7259)); Amendment to Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (File No. 1-7259)); Amendment to Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (File No. 333-82735); Amendment to Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 1-7259)); Articles of Amendment to Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (File No. 1-7259)).

4.2	Amended and Restated Bylaws of the Company, effective January 15, 2009 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated January 15, 2009 (File No. 1-7259)).

4.3	Specimen certificate representing common stock of the Company (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-7259)).

5	Opinion of Madeleine Johnson, Vice President & General Counsel of the Company.

23.1	Consent of Ernst & Young LLP, independent auditors.

23.2	Consent of Madeleine Johnson, Vice President & General Counsel of the Company (included in the opinion filed as Exhibit 5).

24	Power of Attorney (included on signature page to this registration statement).

99	Southwest Airlines Co. Amended and Restated 1991 Employee Stock Purchase Plan.